UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 31, 2003

PROVIDIAN FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	1-12897 (Commission File Number)	94-2933952 (IRS Employer Identification No.)

201 Mission Street San Francisco, California (Address of principal executive offices)	94105 (Zip Code)

        Registrant’s telephone number, including area code: (415) 543-0404

N/A
(Former name or former address, if changed since last report)

Item 5. Other Events.

        Reported Net Credit Loss and Delinquency Rates. We do not disclose the monthly reported net credit loss and delinquency rates in the same month that we release earnings. The reported net credit loss and delinquency rates will be included in our fourth quarter and full year 2003 earnings announcement.

        Providian Gateway Master Trust Net Credit Loss and Delinquency Rates. Providian Gateway Master Trust’s net credit loss rate for the month ended December 31, 2003 and its 30+ day delinquency rate as of December 31, 2003 are presented in the table below.

Trust Net Credit Loss Rate (1)(3)	30+ Day Trust Delinquency Rate (2)(3)
(Annualized) (Unaudited)	(Unaudited)

17.55%	11.94%

(1)	Principal charge-offs for the monthly period for loans in the Trust less the total amount of recoveries on previously charged-off loans, divided by the principal receivables outstanding in the Trust as of the last day of the prior monthly period, multiplied by 12. Recoveries include proceeds from the sale of charged-off assets to third parties. During a month in which an addition of accounts to the Trust takes place, the weighted average principal receivables outstanding in the Trust is used as the denominator (calculated based on the principal receivables outstanding in the Trust as of the last day of the prior monthly period and the principal receivables outstanding in the Trust immediately following such addition).
(2)	Total loans in the Trust that are 30+ days past due as of the last day of the monthly period, divided by the total loans in the Trust as of the last day of the monthly period.
(3)	In December 2003, the Company accelerated its recognition of charge-offs for certain loans that are subject to payment plans under a consumer debt management program. Previously, only accounts that were current when they were accepted into a debt management program or were subsequently reaged to a current status after being accepted into a program were charged off no later than 120 days after they became contractually past due. All other accounts in consumer debt management programs were charged off no later than 180 days after they became contractually past due. The 120 days past due charge off recognition practice was extended to such other accounts in a consumer debt management program that subsequently default under certain criteria established by the Company. The Company estimates that this change resulted in a 37 basis point increase in the Trust net credit loss rate and a 3 basis point reduction in the Trust 30+ day delinquency rate in December 2003.

        Providian Gateway Master Trust Excess Spread. Series-specific three-month average excess spreads for the Providian Gateway Master Trust for the month ended December 31, 2003 are presented in the table below.

Excess Spread by Series (1)

(Annualized) (Unaudited)

	Three-Month Average Excess Spread	Class A Invested Amount (2)	Class A Expected Final Payment Date
Series 2000-A	5.56%	$ 566,660,000	April 15, 2005
Series 2000-B	5.83%	$ 625,000,000	September 15, 2005
Series 2001-A	5.78%	$ 500,000,000	March 15, 2004
Series 2001-B	5.85%	$ 850,000,000	April 17, 2006
Series 2001-C	5.89%	$ 550,000,000	May 17, 2004
Series 2001-D	5.74%	$ 650,000,000	May 15, 2008
Series 2001-E	5.80%	$ 650,000,000	June 15, 2006
Series 2001-F	5.94%	$ 350,000,000	July 15, 2004
Series 2001-G	5.80%	$ 400,000,000	July 15, 2008
Series 2001-H	5.69%	$ 375,000,000	September 15, 2006
Series 2002-A(4)	5.81%	$1,120,557,492	December 15, 2004(3)
Series 2002-B	5.64%	$ 750,000,000	December 15, 2005
Series 2003-A	N/A (5)	$ 500,000,000	December 15, 2006

(1)	Excess spread for a series is based on the series' portfolio yield (generally, finance charge, fee and interchange collections allocated to the series minus principal charge-offs, net of recoveries including proceeds from the sale of charged-off loans to third parties, allocated to the series) less the series' base rate (generally, interest payable to series investors, servicing fees allocated to the series, and, for some series, certain fees payable to third-party credit enhancers), in each case measured as a percentage of the series' invested amount. A pay out event for a series will occur, and early amortization of the series will begin, if the three-month average excess spread for the series is less than 0%.
(2)	Class A Invested Amounts are as of December 31, 2003. These exclude the Invested Amounts of subordinated classes held by third-party investors, in the aggregate amount of $1,035,799,508 for all series.
(3)	Series 2002-A does not have a Class A Expected Final Payment Date. This series has a scheduled amortization period for the payment of principal for which the initial payment date is listed in the table above. Commencement of the scheduled amortization period is subject to extension under certain circumstances.
(4)	For Series 2002-A, a pay out event will occur, and early amortization of the series will begin, if a pay out event with respect to any other series of the Providian Gateway Master Trust occurs.
(5)	Series 2003-A was issued on December 18, 2003.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROVIDIAN FINANCIAL CORPORATION (Registrant)

/s/ Anthony F. Vuoto Anthony F. Vuoto Vice Chairman and Chief Financial Officer

Date:    January 15, 2004